United States securities and exchange commission logo





                     March 9, 2022

       James P. Henderson
       Executive Vice President Finance and Chief Financial Officer Whiting Petroleum Corporation
       1700 Lincoln Street, Suite 4700
       Denver, Colorado 80203-4547

                                                        Re: Whiting Petroleum
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-31899

       Dear Mr. Henderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation